Exhibit 99.1

FOR IMMEDIATE RELEASE	For More Information Contact:
July 30, 2010	Cynthia Jamison-Brashier: (864) 250-6061
cjamison@palmettobank.com

The Palmetto Bank Reports Second Quarter Financial Results

Greenville, S.C. – Palmetto Bancshares, Inc. reported a net loss for the second quarter 2010 of $8.5 million, compared to a net loss of $5.3 million for the first quarter of 2010. Similar to the previous quarter, the net loss in the second quarter was driven primarily by the elevated level of provision for loan losses to address the credit quality of the loan portfolio and related declines in commercial real estate collateral values.

During the second quarter 2010, substantially all of the Company’s loan chargeoffs were concentrated in commercial real estate loans, with $8.3 million of the $13.1 million in total loan chargeoffs related to four individual commercial real estate loans. “Given the overall challenging economic environment and the negative impact on appraised values, we recorded write downs on our problem loans based on updated appraisals that continue to come in at reduced values,” said Samuel L. Erwin, Chief Executive Officer. “On a positive note, however, the amount of loans that migrated into the problem loan category declined during the quarter, which coupled with increased sales of our foreclosed assets, resulted in a 17% decrease in nonperforming assets from the previous quarter. We are hopeful that this will be the beginning of a declining trend in our problem assets.”

As previously announced, the Company is proceeding toward completion of the $103 million private placement of the Company’s common stock with institutional investors. Consummation of the private placement is subject to a number of conditions, including approval by the Company’s shareholders at the August 6, 2010 shareholders meeting of proposals to increase the number of authorized shares and reduce the par value of the common stock, as well as the investors receiving the necessary bank regulatory approvals and determinations. The Company expects to use the net proceeds from the private placement primarily to contribute capital to The Palmetto Bank. The capital contribution to the Bank will result in the Bank’s capital adequacy ratios exceeding the minimum capital levels required to be categorized as “well capitalized”. Under the stock purchase agreement with the investors, the Company also is permitted to conduct a $10 million offering after the closing of the private placement that would allow current shareholders to purchase common stock of the Company.

Erwin continued, “We have been hard at work executing the Strategic Project Plan we adopted in June 2009 to address the loan portfolio credit quality and other issues which resulted from the extended recession of the past two years. We expect that raising capital, combined with an improving economy, will accelerate our road to recovery and return to profitability in the post-recession environment.”

“Completing the capital raise is a very important step for us,” said L. Leon Patterson, Chairman of the Board. “These continue to be trying times in the banking industry, and we appreciate the loyal support of our customers and shareholders as we continue to focus on charting a new direction for the future of The Palmetto Bank. We have made significant progress on our efforts to ‘reinvent The Palmetto Bank’ and we are excited about our future.”

Headquartered in Greenville, South Carolina, The Palmetto Bank is a 103-year old independent state-chartered commercial bank and is the fifth-largest banking institution headquartered in South Carolina. The Palmetto Bank has assets of $1.4 billion and serves the Upstate through 29 banking locations in Abbeville, Anderson, Cherokee, Greenville, Greenwood, Laurens, Oconee, Pickens, Spartanburg and York counties. The Bank specializes in providing personalized community banking services to individuals and small to mid-size businesses including Retail and Commercial Banking, Mortgage, Trust, Brokerage, and Insurance. Additional information may be found at the company’s web site at www.palmettobank.com.

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Addendum to News Release - Forward-Looking Statements

Certain statements in this News Release contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, such as statements relating to future plans and expectations, and are thus prospective. Such forward-looking statements are identified by words such as “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “targets,” and “projects,” as well as similar expressions. Forward-looking statements are subject to risks, uncertainties, and other factors which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. Factors which could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements include, but are not limited to: (1) the strength of the United States economy in general and the strength of the local economies in which the Company conducts its operations which could result in, among other things, a deterioration in the credit quality or a reduced demand for credit, including the resultant effect on our loan portfolio and allowance for loan losses and the rate of delinquencies and amounts of charge-offs, or adverse changes in asset quality in our loan portfolio, which may result in increased credit risk-related losses and expenses; (2) the risk that the private placement may not close due to, among other things, the failure of the Company’s shareholders to approve amendments the Company’s Amended and Restated Articles of Incorporation to increase the number of authorized shares and reduce the par value of the common stock, and the investors failure to receive necessary bank regulatory approvals and determinations; (3) the risk that the preliminary financial information reported herein and our current preliminary analysis will be different when our review is finalized; (4) adverse conditions in the stock market, the public debt market and other capital markets (including changes in interest rate conditions) and the impact of such conditions on the company; and (5) actions taken by banking regulatory agencies related to the banking industry in general and the Company specifically. Although we believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove to be inaccurate. Therefore, we can give no assurance that the results contemplated in the forward-looking statements will be realized. The inclusion of this forward-looking information should not be construed as a representation by our Company or any person that the future events, plans, or expectations contemplated by our company will be achieved. Additional factors that could cause our results to differ materially from those described in the forward-looking statements can be found in our reports (such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K) filed with the SEC and available at the SEC’s Internet site (http://www.sec.gov). All subsequent written and oral forward-looking statements concerning the Company or any person acting on its behalf is expressly qualified in its entirety by the cautionary statements above. We do not undertake any obligation to update any forward-looking statement to reflect circumstances or events that occur after the date the forward-looking statements are made.